Exhibit 99.1

News Release

RAMBUS REPORTS FIRST QUARTER 2026 FINANCIAL RESULTS

•
Achieved strong Q1 results, delivering quarterly product revenue of $88.0 million, up 15% year over year
•
Generated strong quarterly cash from operations of $83.2 million
•
Expanded product and IP offerings for next-generation AI platforms, including the LPDDR5X SOCAMM2 server module chipset, the industry’s fastest HBM4E memory controller IP

SAN JOSE, Calif. – April 27, 2026 – Rambus Inc. (NASDAQ:RMBS), a provider of industry-leading chips and IP making data faster and safer, today reported financial results for the first quarter ended March 31, 2026. GAAP revenue for the first quarter was $180.2 million, licensing billings were $70.8 million, product revenue was $88.0 million, and contract and other revenue was $22.6 million. The Company also generated $83.2 million in cash from operating activities in the first quarter.

“Rambus opened 2026 with a solid first quarter, delivering financial results in line with guidance and generating strong cash from operations,” said Luc Seraphin, president and chief executive officer of Rambus. “The growth of AI inference and agentic workloads in the data center continues to drive demand for higher memory bandwidth, efficient data movement, and scalable connectivity. With expanding offerings across chips and IP, Rambus is well positioned to support next-generation AI platforms and drive profitable long-term growth.”

	GAAP		Non-GAAP (1)
Quarterly Financial Review	Three Months Ended March 31,		Three Months Ended March 31,
(In millions, except for percentages and per share amounts)	2026	2025	2026	2025
Revenue
Product revenue	$88.0	$76.3	$88.0	$76.3
Royalties	69.6	74.0	69.6	74.0
Contract and other revenue	22.6	16.4	22.6	16.4
Total revenue	180.2	166.7	180.2	166.7
Cost of product revenue	33.7	30.6	33.6	30.4
Cost of contract and other revenue	1.1	0.6	1.1	0.6
Amortization of acquired intangible assets (included in total cost of revenue)	1.7	1.7	—	—
Total operating expenses	81.9	70.7	69.9	59.4
Operating income	$61.8	$63.1	$75.6	$76.3
Operating margin	34%	38%	42%	46%
Net income	$59.9	$60.3	$69.3	$64.6
Diluted net income per share	$0.55	$0.56	$0.63	$0.59
Licensing billings (operational metric) (2)	$70.8	$73.3	$70.8	$73.3

(1)
See “Supplemental Reconciliation of GAAP to Non-GAAP Results” table included below. Note that the applicable non-GAAP measures are presented and that revenue and cash provided by operating activities are solely presented on a GAAP basis. Additionally, licensing billings is presented as an operational metric, which is defined below.
(2)
Licensing billings is an operational metric that reflects amounts invoiced to our licensing customers during the period, as adjusted for certain differences relating to advanced payments for variable licensing agreements.

GAAP revenue for the quarter was $180.2 million, which was above the mid-point of the Company's expectations. The Company also had licensing billings of $70.8 million, product revenue of $88.0 million, and contract and other revenue of $22.6 million. The Company had total GAAP cost of revenue of $36.5 million and operating expenses of $81.9 million. The Company also had total non-GAAP operating expenses of $104.6 million (including non-GAAP cost of revenue of $34.7 million). The Company had GAAP diluted net income per share of $0.55 and non-GAAP diluted net income per share of $0.63. The Company’s basic share count was 108 million shares and its diluted share count was 110 million shares.

Cash, cash equivalents, and marketable securities as of March 31, 2026 were $786.1 million, an increase of $24.3 million as compared to December 31, 2025, mainly due to $83.2 million in cash provided by operating activities, partially offset by $38.4 million payments of taxes related to net share settlement of equity awards and $17.0 million paid for capital expenditures.

2026 Second Quarter Outlook

The Company will discuss its full revenue guidance for the second quarter of 2026 during its upcoming conference call. The following table sets forth the second quarter outlook for other measures.

(In millions)	GAAP	Non-GAAP (1)
Licensing billings (operational metric) (2)	$76 - $82	$76 - $82
Product revenue (GAAP)	$95 - $101	$95 - $101
Contract and other revenue (GAAP)	$19 - $25	$19 - $25
Total operating costs and expenses	$131 - $127	$114 - $110
Interest and other income (expense), net	$7	$7
Diluted share count	110	110

(1)
See “Reconciliation of GAAP Forward-Looking Estimates to Non-GAAP Forward-Looking Estimates” table included below.
(2)
Licensing billings is an operational metric that reflects amounts invoiced to our licensing customers during the period, as adjusted for certain differences relating to advanced payments for variable licensing agreements.

For the second quarter of 2026, the Company expects licensing billings to be between $76 million and $82 million. The Company also expects royalty revenue to be between $72 million and $78 million, product revenue to be between $95 million and $101 million, and contract and other revenue to be between $19 million and $25 million. Revenue is not without risk and achieving revenue in this range will require that the Company sign customer agreements for various product sales and solutions licensing, among other matters.

The Company also expects operating costs and expenses to be between $131 million and $127 million. Additionally, the Company expects non-GAAP operating costs and expenses to be between $114 million and $110 million. These expectations also assume a tax rate of 16% and a diluted share count of 110 million, and exclude stock-based compensation expense of $15.7 million and amortization of acquired intangible assets of $1.5 million.

Conference Call

The Company’s management will discuss the results of the quarter during a conference call scheduled for 2:00 p.m. PT today. The call will be audio, slides will be available online at investor.rambus.com, and a replay will be available for the next week at the following numbers: (800) 770-2030 (domestic) or (+1) 609-800-9909 (international) with ID# 9039474.

Non-GAAP Financial Information

In the commentary set forth above and in the financial statements included in this earnings release, the Company presents the following non-GAAP financial measures: cost of product revenue, operating expenses, operating income, operating margin, net income and diluted net income per share. In computing each of these non-GAAP financial measures, the following items were considered as discussed below: stock-based compensation expense, acquisition-related costs and retention bonus expense, amortization of acquired intangible assets, facility closure costs, income tax adjustment, and certain other one-time adjustments. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes the non-GAAP financial measures are appropriate for both its own assessment of, and to show investors, how the Company’s performance compares to other periods. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. A reconciliation from GAAP to non-GAAP results is included in the financial statements contained in this release.

The Company’s non-GAAP financial measures reflect adjustments based on the following items:

Stock-based compensation expense. These expenses primarily relate to employee stock purchase plans, and employee non-vested equity stock and non-vested stock units. The Company excludes stock-based compensation expense from its non-GAAP measures primarily because such expenses are non-cash expenses that the Company does not believe are reflective of ongoing operating results. Additionally, given the fact that other companies may grant different amounts and types of equity awards and may use different valuation assumptions, excluding stock-based compensation expense permits more accurate comparisons of the Company’s results with peer companies.

Acquisition-related costs. These expenses include all direct costs of certain acquisitions and the current periods’ portion of any retention bonus expense associated with the acquisitions. The Company excludes these expenses in order to provide better comparability between periods as they are related to acquisitions and have no direct correlation to the Company’s operations.

Amortization of acquired intangible assets. The Company incurs expenses for the amortization of intangible assets acquired in acquisitions. The Company excludes these items because these expenses are not reflective of ongoing operating results in the period incurred. These amounts arise from the Company’s prior acquisitions and have no direct correlation to the operation of the Company’s core business.

Facility closure costs. These charges consist of exit costs associated with a building lease that was abandoned in the first quarter of 2026 and primarily include lease expense, retirement of fixed assets, restoration costs and other moving costs. The Company excludes these charges because such charges are not directly related to ongoing business results and do not reflect expected future operating expenses.

Income tax adjustment. For purposes of internal forecasting, planning and analyzing future periods that assume net income from operations, the Company estimates a fixed, long-term projected tax rate of approximately 16 percent and 20 percent for 2026 and 2025, respectively, which consists of estimated U.S. federal and state tax rates, and excludes tax rates associated with certain items such as withholding tax, tax credits, deferred tax asset valuation allowance and the release of any deferred tax asset valuation allowance. Accordingly, the Company has applied these tax rates to its non-GAAP financial results for all periods in the relevant years to assist the Company’s planning.

On occasion in the future, there may be other items, such as significant gains or losses from contingencies, that the Company may exclude in deriving its non-GAAP financial measures if it believes that doing so is consistent with the goal of providing useful information to investors and management.

About Rambus Inc.

Rambus delivers industry-leading chips and silicon IP for the data center and AI infrastructure. With over three decades of advanced semiconductor experience, our products and technologies address the critical bottlenecks between memory and processing to accelerate data-intensive workloads. By enabling greater bandwidth, efficiency and security across next-generation computing platforms, we make data faster and safer. For more information, visit rambus.com.

Forward-Looking Statements

This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995, including those relating to Rambus’ expectations regarding business opportunities, the Company’s ability to deliver long-term, profitable growth, product and investment strategies, and the Company’s outlook and financial guidance for the second quarter of 2026 and related drivers, and the Company’s ability to effectively manage market challenges. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs and certain assumptions made by the Company’s management. Actual results may differ materially. The Company’s business generally is subject to a number of risks which are described more fully in Rambus’ periodic reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Contact

John Allen

Vice President, Accounting and Interim Chief Financial Officer

(408) 462-8000

jallen@rambus.com

Source: Rambus Inc.

Rambus Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	March 31, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$134,324	$182,826
Marketable securities	651,815	579,005
Accounts receivable	109,297	137,476
Unbilled receivables	24,869	25,209
Inventories	58,424	44,098
Prepaids and other current assets	21,151	20,202
Total current assets	999,880	988,816
Intangible assets, net	8,495	10,171
Goodwill	286,812	286,812
Property and equipment, net	113,278	113,051
Operating lease right-of-use assets	15,989	17,112
Deferred tax assets	101,484	105,542
Other assets	7,208	8,041
Total assets	$1,533,146	$1,529,545

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$35,290	$35,915
Accrued salaries and benefits	16,853	22,044
Deferred revenue	23,719	29,980
EDA tools software licenses liability	15,036	14,884
Operating lease liabilities	6,362	6,310
Other current liabilities	4,567	11,441
Total current liabilities	101,827	120,574
Long-term operating lease liabilities	17,042	18,671
Long-term EDA tools software licenses liability	16,014	20,908
Other long-term liabilities	5,023	4,967
Total long-term liabilities	38,079	44,546
Total stockholders’ equity	1,393,240	1,364,425
Total liabilities and stockholders’ equity	$1,533,146	$1,529,545

Rambus Inc.

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31,
(In thousands, except per share amounts)	2026	2025
Revenue:
Product revenue	$88,002	$76,309
Royalties	69,642	73,975
Contract and other revenue	22,545	16,380
Total revenue	180,189	166,664
Cost of revenue:
Cost of product revenue	33,729	30,583
Cost of contract and other revenue	1,128	546
Amortization of acquired intangible assets	1,675	1,713
Total cost of revenue	36,532	32,842
Gross profit	143,657	133,822
Operating expenses:
Research and development	50,229	42,620
Sales, general and administrative	31,670	28,058
Total operating expenses	81,899	70,678
Operating income	61,758	63,144
Interest income and other income (expense), net	7,151	4,856
Interest expense	(279)	(377)
Interest and other income (expense), net	6,872	4,479
Income before income taxes	68,630	67,623
Provision for income taxes	8,772	7,320
Net income	$59,858	$60,303
Net income per share:
Basic	$0.55	$0.56
Diluted	$0.55	$0.56
Weighted-average shares used in per share calculations:
Basic	108,030	107,236
Diluted	109,716	108,628

Rambus Inc.

Supplemental Reconciliation of GAAP to Non-GAAP Results

(Unaudited)

	Three Months Ended March 31,
(In thousands, except for per share amounts)	2026	2025
Cost of product revenue	$33,729	$30,583
Adjustment:
Stock-based compensation expense	(139)	(162)
Non-GAAP cost of product revenue	$33,590	$30,421

Total operating expenses	$81,899	$70,678
Adjustments:
Stock-based compensation expense	(11,314)	(11,221)
Facility closure costs	(730)	—
Acquisition-related costs	—	(21)
Non-GAAP total operating expenses	$69,855	$59,436

Operating income	$61,758	$63,144
Adjustments:
Stock-based compensation expense	11,453	11,383
Amortization of acquired intangible assets	1,675	1,713
Facility closure costs	730	—
Acquisition-related costs	—	21
Non-GAAP total operating income	$75,616	$76,261

Net income	$59,858	$60,303
Stock-based compensation expense	11,453	11,383
Amortization of acquired intangible assets	1,675	1,713
Facility closure costs	730	—
Acquisition-related costs	—	21
Income tax adjustment	(4,426)	(8,828)
Non-GAAP net income	$69,290	$64,592

Non-GAAP diluted net income per share	$0.63	$0.59
Weighted-average shares used in non-GAAP diluted per share calculation	109,716	108,628

Rambus Inc.

Reconciliation of GAAP Forward-Looking Estimates to Non-GAAP Forward-Looking Estimates

(Unaudited)

2026 Second Quarter Outlook	Three Months Ended June 30, 2026
(In millions)	Low	High
Forward-looking operating costs and expenses	$131.2	$127.2
Adjustments:
Stock-based compensation expense	(15.7)	(15.7)
Amortization of acquired intangible assets	(1.5)	(1.5)
Forward-looking Non-GAAP operating costs and expenses	$114.0	$110.0